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                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK

                                      OF
                              CIRCON CORPORATION
                                      AT
                               $18 NET PER SHARE
                                      BY
                             USS ACQUISITION CORP.

                         A WHOLLY OWNED SUBSIDIARY OF
                      UNITED STATES SURGICAL CORPORATION

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        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,

               NEW YORK CITY TIME, ON THURSDAY, AUGUST 29, 1996,
                         UNLESS THE OFFER IS EXTENDED.

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                                                                 August 2, 1996

To Our Clients:

  Enclosed for your consideration is an Offer to Purchase, dated August 2, 1996 (the "Offer to Purchase"), and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer") in connection with the Offer by USS Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of United States Surgical Corporation, a Delaware corporation ("Parent"), to purchase all outstanding shares of common stock, par value $0.01 per share (the "Shares") of Circon Corporation, a Delaware corporation (the "Company"), at a price of $18 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase.

  THE MATERIAL IS BEING SENT TO YOU AS THE BENEFICIAL OWNER OF SHARES HELD BY US FOR YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. WE ARE THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

  We request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase.
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  Your attention is invited to the following:

    1. The tender price is $18 per Share, net to the seller in cash, without interest thereon.

    2. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Thursday, August 29, 1996, unless the Offer is extended.

    3. The Offer is being made for all outstanding Shares.

    4. THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN THE OFFER TO PURCHASE) THAT NUMBER OF SHARES WHICH, WHEN ADDED TO THE SHARES BENEFICIALLY OWNED BY THE PURCHASER AND ITS AFFILIATES, WOULD REPRESENT 67% OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS (AS DEFINED IN THE OFFER TO PURCHASE) ON THE DATE OF PURCHASE AND (II) THE ACQUISITION OF SHARES PURSUANT TO THE OFFER AND THE PROPOSED MERGER HAVING BEEN APPROVED PURSUANT TO SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW ("SECTION 203") OR THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE PROVISIONS OF SECTION 203 ARE OTHERWISE INAPPLICABLE TO THE ACQUISITION OF SHARES PURSUANT TO THE OFFER AND THE PROPOSED MERGER. SEE SECTION 14 OF THE OFFER TO PURCHASE.

    5. The Offer is not conditioned on the receipt of financing.

    6. Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer.

  The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. Neither the Purchaser nor Parent is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or Parent becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to such holders of shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form contained in this letter. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

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

          INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE FOR CASH
                         ALL OUTSTANDING COMMON SHARES
                                      OF
                              CIRCON CORPORATION

  The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated August 2, 1996, and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"), in connection with the Offer by USS Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of United States Surgical Corporation, a Delaware corporation ("Parent"), to purchase all outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Circon Corporation, a Delaware corporation (the "Company"), at a price equal to $18 per Share, net to the seller in cash.

  This will instruct you to tender to the Purchaser the number of Shares indicated below (or, if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase.

Number of Shares to be Tendered*
___________________________________ Shares
Account Number: __________________________
Dated: _____________________________, 1996

                                   SIGN HERE
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                                 Signature(s)
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                         Please type or print name(s)
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                     Please type or print address(es) here
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      Area Code and Telephone Number
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        Taxpayer Identification or
        Social Security Number(s)
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* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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